BOSTON PRIVATE BANK
& TRUST COMPANY

2013 FIRST HALF STATEMENT OF FINANCIAL CONDITION

2013 FIRST HALF HIGHLIGHTS

On May 10, 2013, Boston Private Bank completed the sale of its three Pacific Northwest offices. We are now well positioned to focus on the growth of our larger markets including New England, the San Francisco Bay Area, and Southern California. The financial impact of the sale is included in the first half financial statements shown on the next page.

Opened two new California banking offices in

PASADENA AND SAN JOSE

Expanded our downtown

SAN FRANCISCO

banking office on California Street

Completed survey in which

98% OF CLIENTS

attributed their high satisfaction to our client service and our people

Voted

MOST ADMIRED FINANCIAL INSTITUTION OF 2013

in the annual survey of the *Boston Business Journal*

BOSTON PRIVATE BANK & TRUST COMPANY

2013 FIRST HALF STATEMENT OF FINANCIAL CONDITION

FINANCIAL HIGHLIGHTS AS OF JUNE 30, 2013*

- Net income ended at $33.0 million, up 45%, including a one-time, pre-tax gain of $10.6 million on the sale transaction of the Pacific Northwest banking offices
- Assets under management totaled $4.1 billion, up 12%
- Total balance sheet assets were $5.8 billion, down 5%
- Deposits were $4.6 million, down 2%
- The total loan portfolio was $4.8 billion, down 5%
- Capital continued to strengthen, with the Bank's Tier I Leverage Capital Ratio increasing to 9.47% as compared to 8.40% at this time last year

**Includes financial impact of the sale of Pacific Northwest banking offices*

Boston Private Bank & Trust Company
CONDENSED BALANCE SHEETS

(Unaudited) *($ In Thousands)*	June 30, 2013	2012
ASSETS		
Cash & Short-Term Investments	$63,294	$98,311
Investment Securities	710,287	724,792
Loans Held for Sale	12,414	12,336
Commercial and Construction Loans	2,625,546	2,806,065
Mortgage Loans	1,938,368	1,991,687
Home Equity and Other Loans	274,614	292,679
Total Loans	4,838,528	5,090,431
Less: Allowance for Loan Losses	80,800	99,054
Net Loans	4,757,728	4,991,377
Other Assets	239,898	239,629
Total Assets	**$5,783,621**	**$6,066,445**

LIABILITIES & SHAREHOLDER'S EQUITY	2013	2012
Demand Deposits	$1,166,770	$1,140,826
NOW Accounts	427,718	424,281
Savings & Money Market	2,378,325	2,267,963
Certificates of Deposit	655,141	869,582
Total Deposits	4,627,954	4,702,652
Borrowings	540,406	802,591
Other Liabilities	51,014	41,705
Total Liabilities	5,219,374	5,546,948
Shareholder's Equity	564,247	519,497
Total Liabilities & Shareholder's Equity	**$5,783,621**	**$6,066,445**

Boston Private Bank & Trust Company
CONDENSED STATEMENTS OF INCOME

(Unaudited) *($ In Thousands)*	Six Months Ended June 30, 2013	2012
Interest Income	$103,360	$112,660
Interest Expense	12,993	18,005
Net Interest Income	90,367	94,655
Provision for Loan Losses	(2,000)	5,700
Net Interest Income after Provision	92,367	88,955
Investment Management Fees	13,274	11,670
Banking Fees and Other Income	15,931	4,626
Operating Expenses	71,139	71,246
Income Before Income Taxes	50,433	34,005
Income Taxes	17,416	11,178
Net Income	**$33,017**	**$22,827**

Boston Private Bank & Trust Company
SELECTED FINANCIAL DATA

(Unaudited) *($ In Thousands)*	At and for the Six Months Ended June 30, 2013	2012
Assets Under Management	$4,126,000	$3,680,000
Return on Average Equity	11.92%	8.91%
Net Interest Margin (FTE)	3.23%	3.43%
Allowance for Loan Losses/ Total Loans	1.67%	1.95%
Tier I Leverage Capital Ratio	9.47%	8.40%